Exhibit 10.4
Satellite Newspapers
Code of Business Ethics

The Vision of Satellite Newspapers is a world class, multi-million dollar organization that provides its people with awesome opportunities to grow and develop.  It is an organization that is not afraid to value its people and take chances in which the end result will be a great brand that people will love and value for a long time.

The Company is committed to uphold the highest standards of ethical conduct, business practices, principles and applicable laws and regulations. We want to ensure our dedication to maintaining the fundamental principles of fairness, integrity, honesty and common sense towards our relationships with employees, customers, partners, competitors, suppliers and vendors around the world. Without these standards, we could be undermining our global business reputation for integrity, standards of excellence, and ultimately our success as a Company.

The Code was written to ensure the guidelines of our business practices are made public and provide a brief explanation of what the Company expects of those associated with Satellite Newspapers. The signee is held accountable for adherence to this Code, in all markets around the world. Violations of this Code will result in immediate corrective action by Satellite Newspapers included but not limited to termination of the relationship between the violator and Satellite Newspapers, legal action and etc.

CONDUCT AND BEHAVIOR STANDARDS
Satellite Newspapers provides an environment free from any form of hostile work environment, unlawful discrimination or harassment (regardless of race, color, gender, age, religion, national origin, disability, veteran status or any other protected status). For the Company’s success, each must respect and value its diverse population.

It is policy to deal fairly with, employees, Company customers, partners, competitors, suppliers and vendors. The success of the Company is only achieved and maintained by performing jobs as required in a professional manner consistent with the Company's business philosophy, values and standards of business conduct. Honesty and integrity are essential to ethical business practices.

Any type of harassment is not tolerated and should be reported to the leadership of Satellite Newspapers immediately. All incidents will be immediately investigated and the appropriate action taken.

CONDUCT AND BEHAVIOR STANDARDS
The following list includes, but is not limited to, unacceptable conduct that is considered detrimental to the Company's best interests will result in immediate corrective action by Satellite Newspapers included but not limited to termination of the relationship between the violator and Satellite Newspapers, legal action and etc.
•	Falsify or mislead facts, not limited to, company records and financial reports;
•	Making misrepresentations or dishonest statements to anyone inside or outside the Company;
•	Unethical, immoral, indecent or illegal conduct;

•
Harassment (which includes, but is not limited to, sexual harassment, indecent gestures, demeaning comments, physical fighting, or other abusive conduct creating an intimidating, hostile or offensive work environment);

•	Discrimination due to race, religion, color, national origin, gender, sexual orientation, age, disability, veteran or marital status;
•	Deliberate destruction of company or other’s property;
•	Deliberate work stoppage or slowdown;
•	Theft, misappropriation, or unauthorized personal use of company property or property of others;
•	Any conduct that poses a serious threat to the health or safety of others
•	Any action which seriously impacts the company business or image in a negative or destructive way

CONFLICTS OF INTEREST
A conflict of interest generally exist when private interests conflicts or appears to conflict, with the best business interests of the Company. A conflict also arises when working simultaneously for customers, partners, competitors, suppliers or vendors. If you are in doubt about any situation regarding conflict of interests, discuss with the leadership of Satellite Newspapers.

There are many forms of conflict, below is a listing of conflicts, but are not limited to, the following examples.
•	Having any financial interest in any company where that interest might conflict with our Company business;
•	Participating in any activity that is competitive while being employed by the Company;
•	Working part-time or full-time that would interfere with fulfilling your job responsibilities;
•	Serving as a Board Member or Director for a customers, partners, competitors, suppliers or vendors of the Company without prior written approval by the Legal Department;
•	Obtaining or giving any cash, kickbacks or bribes
•	Asking customers, partners, competitors, suppliers or vendors for personal gifts, favors or donations for personal, family or significant relationship use or gain;
•	Provide purchasing conditions of Company products or services that are not legitimate;
Accepting inappropriate expenses paid from customers, partners, competitors, suppliers or vendor’s event.
This is not an all-inclusive listing therefore you are responsible for ensuring to avoid any conflicts of interests. Contact Satellite Newspapers if there are any questions concerning this matter.

PROTECTING COMPANY CONFIDENTIAL INFORMATION
Be sensitive to the potential compromise of the Company’s confidential and proprietary information and the appearance of divided loyalty that can occur when family members or others work for the Company’s customers, partners, competitors, suppliers or vendors.

Disclosing the Company’s confidential information could give the competition an advantage, weaken the quality of our products and services, increase the risk of litigation, or damage the Company.

Confidential information includes, but not limited to technology, trade secrets, non-public business plans/strategies, financial data, pricing, marketing or sales programs, product information, lists or information related to our customers, partners, competitors, suppliers or vendor’s businesses, company training, operations, changes in executive management.

Confidential and insider information must not be shared with anyone outside the Company or who does not need to know. Be mindful when having social conversations not to disclose any Company information that should not be shared with others. It is your responsibility to safeguard Company information from unauthorized access or use. If there is a doubt about confidential information, contact the Legal Department.

It is not appropriate to use another company's confidential or proprietary information for their or the Company’s benefit.

PROTECTION AND APPROPRIATE USE OF COMPANY RESOURCES
The Company provides equipment and resources for the purpose to be used for conducing business. From time to time personal uses of these resources are allowed; however misapplication of these equipment or resources is a violation of the Code.

FINANCIAL REPORTING
The Company maintains and complies with all applicable financial reporting and accounting principles applicable to the Company. All financial matters must be recorded and in a timely and accurately manner. Inaccurate or misleading entries or sign or disseminate, or ask another to sign such documents known to be inaccurate, untrue or misleading is not an acceptable practice. Concerns or issues regarding questionable financial practices must discuss the situation immediately with the leadership of Satellite Newspapers’ leadership.

BUSINESS RELATED ENTERTAINMENT
Gifts could be given or received as long as they not being made in return for special consideration. The amount of a gift given or received should not exceed the appropriate amount defined by local law and business governance.

Local custom in some countries may call for the exchange of gifts having more than nominal value as part of the business relationship. Such gifts may only be accepted on behalf of the Company (not an employee). In all cases, the exchange of gifts must be conducted so there is no appearance of impropriety.

GLOBAL TRADE REGULATIONS
Globally, trade laws and regulations are intended to promote ethical competition in the marketplace and to limit activities that restrain trade. Never talk about or enter into any arrangement (written or verbal) or understanding with a competitor regarding confidential information, pricing of products, favoring or withholding business from particular customers, partners, competitors, suppliers or vendors, or any other activity that may have antitrust or anti-competition implications.

Any questions regarding trade or competition laws or how they might affect the Company conducts its business, should be referred to the leadership of Satellite Newspapers.

ASSOCATION
Associates with Satellite Newspapers or any of its’ related companies will be held to the Code of Business Ethics and asked to sign.

COMMUNICATION WITH THE MEDIA OR OUTSIDE CONTACTS
Contact with the media or other outside contacts are not authorized to provide information regarding the Company without prior approval. All calls should be referred to the leadership of Satellite Newspapers.

REPORTING VIOLATIONS
Any questions or concerns about the Code, business standards or if you think or observe what you believe to be inappropriate, unethical, or unlawful ethical standards by employees, customers, partners, competitors, suppliers or vendors please contact the leadership of Satellite Newspapers.

Any information provided during an investigation will be shared only with those who have a need to know. All reports will be taken seriously and acted upon as deemed appropriate by the Company.

RESPONSIBILITY
Should be familiar with the Code of Business Ethics and how it applies to them and to those they manage. No one has authority to require or influence another to violate this Code, and any attempt to do so may result in immediate action by Satellite Newspapers.

Knowledge of a violation or questionable behavior related to this Code, means that it should be reported immediately to Satellite Newspapers’ leadership for investigation and corrective action.

AMENDMENTS and MODIFICATIONS
This Code may be amended or modified, as needed by the Company.

COMPLIANCE REPORTING
After reading the Code of Business Ethics submit a Code acknowledgement that states you have read, understand and, to the best of your knowledge, are complying with the various provisions of this Code.

Acknowledgement of the Code of Business Ethics

I, (print name) _____________________________________________, being associated with Satellite Newspapers, do hereby acknowledge to have received a copy of the Code of Business Ethics and have read and reviewed this Code and understand its contents and understand that I am subject to all of its provisions. I further certify that I am not aware of any violations of this Code of Business Ethics that have not been duly reported pursuant to the provisions of this Code as of this date.

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